Exhibit 99.1

 ITT Industries Names Steven R. Loranger President and Chief Executive Officer


     * Veteran of Textron and Honeywell, Loranger shares ITT's commitment to operational excellence, growth and leadership development
     * Loranger will become Chairman by end of 2004, succeeding Lou Giuliano


    WHITE PLAINS, N.Y., June 28 /PRNewswire/ -- The Board of Directors of ITT Industries, Inc. (NYSE: ITT) announced that it has elected Steven R. Loranger to succeed Louis J. Giuliano as President and Chief Executive Officer effective today. Loranger, 52, has also been elected to serve on the company's Board of Directors. He joins ITT Industries from Textron Inc., a $10 billion multi-industry company, where he has served as Executive Vice President and Chief Operating Officer since 2002, with operating responsibility for all of Textron's manufacturing business units as well as the corporation's Six Sigma, Integrated Supply Chain, and Information Technology functions. Prior to joining Textron, Loranger spent 21 years at Honeywell, most recently as President and CEO of Honeywell's $5 billion Engines, Systems and Services division.

    Loranger's appointment marks the culmination of an extensive search that began in February when Giuliano announced his plans to retire. Giuliano will remain as ITT Industries non-executive Chairman during a transition period that will conclude in 2004, after which Loranger will become Chairman.

    "ITT Industries is a distinctive company with an effective portfolio of strong market-leading businesses, and a proven management team with a passion for winning," Loranger said. "I am pleased to become part of this team and I will be working closely with Lou Giuliano and ITT's management to ensure a seamless and productive transition. Together, we will continue to build upon the company's commitment to operational excellence, growth through the introduction of new products and leadership development."

    Raymond LeBoeuf, chairman of the Search Committee and the Nominating and Governance Committee for the ITT Industries Board of Directors said that Loranger's track record is ideal for a company like ITT. "Steve's proven leadership qualities and his experience in his position as Chief Operating Officer of a large multi-industry company make him an excellent choice to lead ITT Industries and continue its record of delivering strong organic revenue and earnings growth. We look forward to ITT's future under his direction and have every confidence in his ability to build on the success achieved by Lou Giuliano and the entire management team."

    Giuliano added, "I'm pleased that the Board has selected a successor who shares my passion for operational excellence, along with a strategic orientation and a focus on leadership development. Steve's leadership qualities and reputation for integrity will serve him well in his role and responsibilities as CEO of ITT. His range of business experience, including aerospace and defense, automotive, and industrial with a number of different companies will be a benefit to each of ITT's operating segments as he leads the company in its next chapter."

    Before Honeywell merged with AlliedSignal in 1999, Loranger held various executive positions, including president and CEO of AlliedSignal Engines, president of the Bendix Truck Brake Group, and vice president of the Commercial Auxiliary Power unit. Loranger served as an officer and pilot in the United States Navy from 1975 to 1981. He is a Phi Beta Kappa graduate of the University of Colorado, where he earned Bachelors and Masters degrees in science. He serves on several professional boards, including the board of the National Association of Manufacturers, the Aerospace Industries Association and the Congressional Medal of Honor Board.

    The company will host a conference call starting at 10am today, June 28, to comment on today's announcement. The briefing can be monitored via telephone at +212-729-5000, and will be available for replay at 973-341-3080, PIN 4919597.


    About ITT Industries:  ITT Industries, Inc. (http://www.itt.com) is a
$6 billion global multi-industry company based in White Plains, NY. ITTsupplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, Paris and Frankfurt exchanges.



SOURCE  ITT Industries, Inc.
    -0-                             06/28/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, or tom.glover@itt.com/
    /Web site:  http://www.itt.com/
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  CPR
SU:  PER